Oasis Midstream Partners to Switch Listing to NASDAQ Stock Exchange

Houston, Texas — December 12, 2019 — Oasis Midstream Partners LP (NYSE: OMP) (“Oasis Midstream” or the “Partnership”) today announced that it is transferring the listing of its units from the New York Stock Exchange to The NASDAQ Stock Market LLC (“Nasdaq”). OMP expects its units to begin trading on Nasdaq at market open on December 24, 2019. The units will continue to be listed under the ticker symbol “OMP.”

“With our switch to Nasdaq, OMP is pleased to join many prominent U.S. energy companies,” said Taylor Reid, Chief Executive Officer of OMP. “We believe this transition will provide OMP with greater cost-effectiveness and access to Nasdaq's unique portfolio of tools and services to connect with our investors. We would also like to thank the NYSE for their valued relationship since our IPO.”

About Oasis Midstream Partners LP
Oasis Midstream is a growth-oriented, fee-based master limited partnership initially formed by Oasis Petroleum (NYSE: OAS) to own, develop, operate and acquire a diversified portfolio of midstream assets in North America that are integral to the oil and natural gas operations of Oasis Petroleum and strategically positioned to capture volumes from other producers. Oasis Midstream's initial assets are located in the Williston Basin area of North Dakota and Montana. For more information, please visit Oasis Midstream’s website at www.oasismidstream.com.

Contact:
Oasis Midstream Partners LP
Bob Bakanauskas, (281) 404-9600
Director, Investor Relations